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                                                                    EXHIBIT 11.1

                                    SDL, INC.
                      COMPUTATION OF NET INCOME (LOSS) PER
                       COMMON AND COMMON EQUIVALENT SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)


                                                      THREE MONTHS ENDED               SIX MONTHS ENDED
                                                           JUNE 30,                        JUNE 30,
                                                           --------                        --------
                                                     1997            1996            1997            1996
                                                   --------        --------        --------        --------
PRIMARY

       Weighted average number of
       common shares outstanding                     13,462          11,097          13,400          10,925

       Incremental common shares
       attributable to shares issuable under
       employee stock plans                            --             1,286            --             1,303
                                                   --------        --------        --------        --------


                  Total shares                       13,462          12,383          13,400          12,228
                                                   ========        ========        ========        ========

Net income (loss)                                  $(29,471)       $  2,429        $(28,964)       $  4,588
                                                   ========        ========        ========        ========

Net income (loss) per share                        $  (2.19)       $   0.20        $  (2.16)       $   0.38
                                                   ========        ========        ========        ========


There are no incremental common shares attributable to shares issuable under employee stock plans due to the net loss incurred during the three and six months ended June 30, 1997. These incremental shares would be anti-dilutive.

A fully diluted computation is not presented since such amounts differ by less than 3% of the net income per share amount shown above.


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